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                                     EXHIBIT 11.1


                              PHOENIX TECHNOLOGIES LTD.

                          COMPUTATION OF EARNINGS PER SHARE
                              PRIMARY EARNINGS PER SHARE
                       (in thousands, except per share amounts)

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

                                             Three Months Ended           Six Months Ended
                                                  March 31,                    March 31,
                                           ----------------------       -----------------------

                                             1996           1995          1996           1995
                                             ----           ----          ----           ----

Net income                                $ 2,444        $ 1,738        $ 4,511       $  3,307
                                          -------        -------        -------       --------
                                          -------        -------        -------       --------

Weighted average number of common
  shares outstanding                       14,538         13,496         14,253         13,436

Dilutive effect of common stock             1,358          1,402          1,349          1,371
  equivalents                             -------        -------        -------       --------


Shares used in computation                 15,896         14,898         15,602         14,807
                                          -------        -------        -------       --------
                                          -------        -------        -------       --------

Net income per share                      $  0.15        $  0.12        $  0.29       $   0.22
                                          -------        -------        -------       --------
                                          -------        -------        -------       --------


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